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                                                                    Exhibit 99.1

March 25, 2003
PLUG POWER INC. AND H POWER CORP. ANNOUNCE CONSUMMATION OF MERGER

LATHAM, N.Y. and BELLEVILLE, N.J. - March 25, 2003 -- Plug Power Inc. (NASDAQ:
PLUG) and H Power Corp. (NASDAQ: HPOW) today announced the consummation of their previously announced merger transaction.

The transaction was completed shortly after approval by the respective stockholders of Plug Power and H Power. As a result of the transaction, H Power stockholders will receive 0.8305 shares of Plug Power common stock for each share of H Power common stock held immediately prior to the transaction. Based on today's closing price for Plug Power common stock on the Nasdaq National Market, the value of the Plug Power common stock to be issued to H Power stockholders in the transaction is $47.3 million. Immediately following the transaction, Plug Power will have approximately 60.0 million shares outstanding and H Power will become a wholly owned subsidiary of Plug Power.

"We are pleased to have completed this transaction. We believe the fuel cell industry continues to hold much promise, and expect that the path of consolidation in this industry will continue as companies look to add value to their organizations and position themselves for long-term success," said Dr. Roger Saillant, President and Chief Executive Officer of Plug Power.

"The merger of H Power with Plug Power presents the best alternative for our stockholders," said Dr. H. Frank Gibbard, Chief Executive Officer of H Power. "Plug Power is a formidable competitor in the fuel cell industry, and with the combination it has an even stronger position to capitalize on the long term benefits of distributed power generation technology."

After giving effect to the merger, Plug Power has approximately $85 million in unrestricted cash, which is anticipated to be sufficient, after integration costs and expenses associated with the consummation of the merger, to fund operations into 2005. Plug Power intends to serve a worldwide customer base through its existing exclusive distribution agreements with GE Fuel Cell Systems and DTE Energy Technologies.

In connection with the consummation of the merger, Plug Power has appointed Gary Willis, formerly a member of the H Power board of directors, to the Plug Power board of directors. "We are pleased to add Gary Willis to our board," said Dr. Saillant. "He has a solid foundation in yield enhancement solutions and high precision manufacturing. We look forward to his contributions at the board level."

Plug Power further announced today that its stockholders have approved an exchange of Plug Power options held by certain of its employees for Plug Power restricted stock.

In connection with the merger, Stephens Inc. advised Plug Power and Lehman Brothers advised H Power.

Plug Power designs, develops and manufactures on-site electric power generation systems utilizing Proton Exchange Membrane (PEM) fuel cells for stationary applications. Plug Power's fuel cell systems are expected to be sold globally through a joint venture with General Electric and through DTE Energy Technologies in a four-state territory, consisting of Michigan, Illinois, Ohio and Indiana. Plug Power's headquarters are located in Latham, N.Y., with offices in Washington, D.C., and The Netherlands. For additional information on Plug Power please visit http://www.plugpower.com.

Contact:

Plug Power Inc.
   David Neumann, 518/782-7700, ext. 1161
   Cynthia M. Mahoney, 518/782-7700, ext. 1973
   Web site: http://www. plugpower.com

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This press release may contain statements, which are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements contain projections of Plug Power's future results of operations, Plug Power's product development expectations, Plug Power's financial position, Plug Power's future ability to fund its operations or state other forward-looking information. In some cases you can identify these statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will" and "would" or similar words. You should not rely on forward-looking statements because Plug Power's actual results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risk that Plug Power will not integrate and restructure the acquired business successfully; the risk that Plug Power will incur unanticipated costs to integrate and restructure the acquired business; Plug Power's ability to develop a commercially viable fuel cell system; the cost and timing of developing Plug Power's fuel cell systems; market acceptance of Plug Power's fuel cell systems; Plug

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Power's reliance on Plug Power's relationship with certain affiliates of General
Electric; Plug Power's ability to perform on its multi-generation product plan in a manner satisfactory to GEFCS and DTE; Plug Power's ability to manufacture fuel cell systems on a commercial basis; competitive factors, such as price competition, competition from other power technologies and competition from other fuel cell companies; the speed and extent of consolidation of the fuel cell industry; the cost and availability of components and parts for Plug
Power's fuel cell systems; Plug Power's ability to raise and provide the necessary capital to develop, manufacture and market Plug Power's fuel cell systems; Plug Power's ability to lower the cost of its fuel cell systems and demonstrate their reliability; the cost of complying with current and future governmental regulations; fluctuation in the trading price and volume of Plug Power's common stock; and other risks and uncertainties discussed under the heading "Risk Factors" in Plug Power's joint proxy statement/prospectus on Form S-4, as amended, filed with the Securities and Exchange Commission on February 12, 2003 and under the heading "Risk Factors" in Plug Power's annual report on Form 10-K for the fiscal year ended December 31, 2001, filed with the Securities and Exchange Commission on March 29, 2002, as well as in reports Plug Power files from time to time with the Securities and Exchange Commission. Plug Power does not intend to and undertakes no duty to update the information contained in this press release.